   FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(h) OF THE INVESTMENT COMPANY ACT OF 1940

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1.   NAME AND ADDRESS OF REPORTING PERSON*

   Bergeron                     Daniel                    A.
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   (LAST)                       (FIRST)                   (MIDDLE)

     c/o Allied Healthcare International Inc.
     555 Madison Ave.
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                                    (STREET)

   New York                          New York               10022
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   (CITY)                            (STATE)                (ZIP)

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2.   DATE OF EVENT REQUIRING STATEMENT (MONTH/DAY/YEAR)

     Nov. 4, 2002
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3.   I.R.S. OR SOCIAL SECURITY NUMBER OF REPORTING PERSON, IF AN
     ENTITY (VOLUNTARY)


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4.   ISSUER NAME AND TICKER OR TRADING SYMBOL

     Allied Healthcare International Inc. (ADH)
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5.   RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER
     (CHECK ALL APPLICABLE)

     |_|  DIRECTOR                             |_|  10% OWNER
     |X|  OFFICER (GIVE TITLE BELOW)           |_|  OTHER (SPECIFY BELOW)

                          CHIEF FINANCIAL OFFICER
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6.   IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)


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7.   INDIVIDUAL OR JOINT/GROUP FILING  (CHECK APPLICABLE LINE)

     |X|  FORM FILED BY ONE REPORTING PERSON

     |_|  FORM FILED BY MORE THAN ONE REPORTING PERSON


====================================================================================================================================
                                       TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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                                                                 3. OWNERSHIP FORM:
                                      2. AMOUNT OF SECURITIES       DIRECT (D) OR
1. TITLE OF SECURITY                     BENEFICIALLY OWNED         INDIRECT (I)       4. NATURE OF INDIRECT BENEFICIAL OWNERSHIP
   (INSTR. 4)                            (INSTR. 4)                 (INSTR. 5)            (INSTR. 4)
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

No securities are beneficially owned
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* IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON, SEE INSTRUCTION 5(b)(v).
REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY.                   (OVER)
                                                                                                                     SEC 1473 (9/96)

                                     TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                                 (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
====================================================================================================================================
                                                                                                        5. OWNER-
                                                    3. TITLE AND AMOUNT OF SECURITIES                      SHIP
                                                       UNDERLYING DERIVATIVE SECURITY                      FORM OF
                         2. DATE EXERCISABLE           (INSTR. 4)                                          DERIVATIVE
                            AND EXPIRATION DATE     ---------------------------------    4. CONVER-        SECURITY:
                            (MONTH/DAY/YEAR)                               AMOUNT           SION OR        DIRECT      6. NATURE OF
                         ----------------------                            OR               EXERCISE       (D) OR         INDIRECT
                         DATE       EXPIRA-                                NUMBER           PRICE OF       INDIRECT       BENEFICIAL
1. TITLE OF DERIVATIVE   EXER-      TION                                   OF               DERIVATIVE     (I)            OWNERSHIP
   SECURITY (INSTR. 4)   CISABLE    DATE            TITLE                  SHARES           SECURITY       (INSTR. 5)     (INSTR. 5)
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


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
EXPLANATION OF RESPONSES:

                            /S/ DANIEL A. BERGERON             NOVEMBER 4, 2002
                            -------------------------------    ----------------
                            **SIGNATURE OF REPORTING PERSON          DATE

** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
   VIOLATIONS.                                                            PAGE 2

   SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).